As filed with the Securities and Exchange Commission on November 2, 2009
Registration No. 333-138098
Registration No. 333-133055
Registration No. 333-58318
Registration No. 333-22819

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138098
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133055
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-58318
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-22819
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALPHA INNOTECH CORP.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-1729436 (I.R.S. Employer Identification No.)

3040 Oakmead Village Drive
Santa Clara, CA 95051
(408) 510-5500
(Address of principal executive offices, including zip code)

Biopool International, Inc. 1993 Stock Incentive Plan
Amended and Restated 1999 Stock Option Plan
Biopool International, Inc. 2000 Stock Incentive Plan
2001 Milestone Stock Option Plan
Non-Qualified Stock Option Agreement
2006 Equity Incentive Plan
(Full titles of the plans)

Timothy A. Harkness
President
Alpha Innotech Corp.
3040 Oakmead Village Drive
Santa Clara, CA 95051
(408) 510-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Suzanne Sawochka Hooper, Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     Alpha Innotech Corp. (the “Registrant”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Registrant pursuant to its Biopool International, Inc. 1993 Stock Incentive Plan, Amended and Restated 1999 Stock Option Plan, Biopool International, Inc. 2000 Incentive Option Plan, 2001 Milestone Stock Option Plan, Non-Qualified Stock Option Agreement and 2006 Equity Incentive Plan previously registered by the Registrant pursuant to the following registration statements:
•	Registration Statement on Form S-8 (No. 333-138098) registering 3,213,666 shares of Common Stock, filed with the Securities and Exchange Commission on October 19, 2006;

•	Registration Statement on Form S-8 (No. 333-133055) registering 854,311 shares of Common Stock, filed with the Securities and Exchange Commission on April 6, 2006;

•	Registration Statement on Form S-8 (No. 333-58318) registering 3,000,000 shares of Common Stock, filed with the Securities and Exchange Commission on April 5, 2001; and

•	Registration Statement on Form S-8(No. 333-22819) registering 1,650,000 shares of Common Stock, filed with the Securities and Exchange Commission on March 5, 1997.
(collectively, the “Registration Statements”)
     On October 27, 2009, the Registrant’s stockholders approved and adopted, at a special meeting of stockholders, an Agreement and Plan of Merger, dated as of September 5, 2009 (the “Merger Agreement”), by and among the Registrant, Cell Biosciences, Inc., a Delaware corporation (“Cell Bio”) and Astro Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cell Bio (“Merger Sub”). Pursuant to the Merger Agreement, at 4:01 pm (Eastern) on October 28, 2009 (the “Effective Time”) Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Cell Bio (the “Merger”).
     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Cell Bio and its affiliated entities) was cancelled and converted into the right to receive $1.50 per share in cash, without interest.
     As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statements which remained unsold as of the Effective Time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 2nd day of November, 2009.

Alpha Innotech Corp.
By:	/s/ Timothy A. Harkness
Timothy A. Harkness
President

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy A. Harkness Timothy A. Harkness	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2009

/s/ Jason Novi Jason Novi	Treasurer, Chief Financial Officer, Secretary and Director (Principal Accounting and Financial Officer)	November 2, 2009

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